UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

DOMINI INSTITUTIONAL TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

June 28, 2006

Dear Fellow Shareholder:

Recently you received an important mailing from us. It was a proxy statement, which includes two proposals relating to a fundamental change in the investment strategy of the Domini Social Equity Fund. I wanted to take a moment to reach out to you personally to ask for your approval for this change.

As a shareholder in the Domini Social Equity Fund, you have made a real difference in the world. Through your investment, you have helped our Fund to play a leading role in changing corporate behavior, and transforming the world’s beliefs about what can be achieved through socially responsible investing. We believe that by approving the proposals in the proxy statement, you will enable us to take our Fund, and this field, to a new level of impact. We hope that upon reviewing the enclosed materials, you will agree.

You will find three attachments enclosed with this letter:

1.	Our newly printed “Global Investment Standards” brochure
2.	An overview of the proposed change in strategy, excerpted from the proxy materials that you should have recently received in the mail
3.	A proxy card to enable you to cast your vote

Roughly one year ago, under the leadership of our Chief Investment Officer, Steven D. Lydenberg, we began building a dedicated research staff to apply our social and environmental standards to the universe of stocks available in Europe for the Domini European Social Equity Fund.

We are very pleased to present for your review our newly printed Global Investment Standards brochure. We currently use these standards for both the Domini European Social Equity Fund and the Domini Social Bond Fund. In the event the Domini Social Equity Fund proxy proposals receive shareholders’ approval, the Global Investment Standards would be used to select its holdings as well. We believe these standards represent an important contribution to the field of social investment research, and will advance the mission of the Fund and the field of socially responsible investing.

We are proposing to change the Fund from a passively managed index fund to an actively managed fund. The proposals, as you will read in the attachment, are designed to deliver more competitive returns. We hope that the attached overview answers any questions you might have about the proposed change in strategy.

Thank you in advance for the careful thought you will give to this, and for your continuing commitment to socially responsible investing. We strive to continuously improve our offerings to best meet your needs. We believe that the proposals submitted for your approval will allow us to do just that.

Sincerely,

/s/ Amy Domini

Amy Domini

Chair and President

P.S.	If you have not received your proxy materials, or would like to receive a replacement copy, please call us at

1-800-423-2107. You may vote by following the instructions printed on the enclosed proxy card. You will save Fund shareholders additional costs if you vote promptly. If the Funds do not receive your vote, their proxy solicitor, DF King, may contact you to help you cast your vote.

The proxy statement contains important information. Shareholders are strongly encouraged to read the proxy statement before casting their vote. The proxy statement is available for free at the website of the Securities and Exchange Commission, www.sec.gov, and from Domini Funds by calling Domini at 1-800-582-6757 or by downloading the proxy statement from our website at www.domini.com/common/pdf/Domini_Proxy_2006.pdf.

Past performance is no guarantee of future results. The Domini Funds are not insured and are subject to market risks. Investment return, principal value, and yield will fluctuate so that an investor’s shares when redeemed may be worth more or less than their original cost. You may lose money.

This material must be preceded or accompanied by a current prospectus. Please read it carefully before investing or sending money. DSIL Investment Services LLC, Distributor. 07/06

Geopolitical Stability, Nuclear Weapons, Nuclear Power, and International Peace	15
Endorsement of International Norms and Standards	16
Acknowledgement of Human Rights	17
Respect for Indigenous Peoples and Local Cultures	17
Antibribery, Anti-Money Laundering, and Anticorruption Programs	18
Customers	19

Level 5 Impact (Highest Level of Impact)	43
Level 4 Impact (Substantial Direct Impact)	44
Level 3 Impact (Moderate Direct Impact)	45
Level 2 Impact (Moderate Indirect Impact)	45
Level 1 Impact (Lowest Level of Impact)	46

Introduction

At Domini Social Investments, we have a strong commitment to communicate with the investors in our funds, with the corporations and financial institutions around the world in which we invest, with our fellow members of the financial community, and with the general public about the standards we use in choosing our investments. This booklet is part of that commitment.

These standards guide our investments in the stocks and the fixed-income securities in our funds. We apply these standards to all our investments, believing they help identify opportunities to simultaneously provide strong financial rewards while helping to create a more just and sustainable economic system with increased opportunities for all.

Our Objectives

Two fundamental principles underlie these global standards: the promotion of a society that values human dignity and the enrichment of our natural environment. We view these twin goals as crucial to a healthier, wealthier, and more sustainable world.

For our stock funds, which invest primarily in the stocks of publicly traded companies, these principles lead us to apply standards based on the strength of corporations’ relationships with the following stakeholders:

•	Communities
•	Customers
•	Ecosystems
•	Employees
•	Investors
•	Suppliers

We view these stakeholders as partners with corporations, and believe corporations have important opportunities to invest in their partners and, in turn, to be rewarded by them. We also recognize that corporations can create substantial risks – financial, social, and environmental – when they fail to manage their partnerships appropriately. Because there is often a mutual interdependence between corporations and their partners, our assessments of the strength and vitality of their relationships are a vital part of our investment process.

We assess the strength of these relationships by evaluating key themes relevant to each stakeholder. We believe that companies will succeed and prosper in the long run when they do the following, among other things:

•	Contribute to the local communities in which they are located
•	Produce high-quality, safe, and useful products
•	Enrich the ecosystems on which they depend
•	Invest in the health and development of their employees
•	Treat their investors and lenders openly and transparently
•	Strengthen the capabilities of their suppliers

By applying our standards to equities, we believe we can help identify strong long-term investments, as well as highlight companies that enrich their relationships with these partners. These considerations help to build the demand for data on corporate social and environmental performance and to communicate our expectations to corporations and other investors.

For our bond fund, which invests in the securities of government agencies and financial institutions, these principles lead us to seek opportunities that do the following:

•	Increase access to capital for those historically underserved
•	Support the creation of public goods in economically disadvantaged regions
•	Encourage responsible innovation in financial services to these regions

These are each important building blocks in the creation of a more just economic system.

To measure this ability to enhance access, create public goods, and innovate, we assess our fixed-income investments against a five-level gradient of community impact, within the risk parameters of our bond fund. Our Community Impact Gradient assesses our investments’ impact, for example, in helping those with low and moderate incomes to purchase a house or start a business; enabling financially challenged cities and towns to reclaim environmentally damaged properties or to redevelop deteriorated neighborhoods; making it possible for underserved communities to enhance their education and healthcare systems; or assisting those who never participated in the financial system to open a checking and savings account. Such investments help create the communities of opportunity and trust that are necessary to address the problems of tomorrow.

These standards are also consistent with our choice of our partner for our money market account, ShoreBank, which is located in Chicago and is one of the first and leading community development financial institutions in the United States. ShoreBank has a long record of providing products and services that increase access to capital, economic development, and environmental innovation in historically underserved regions.

Our standards are designed to address the financial as well as social needs of our investors, who ask us to align their investment decisions with their concerns for society and the environment. We believe that these twin social and financial goals can be achieved and we are pleased to offer this description of how we put our principles into action.

Our Global Standards – Stock Funds

The standards for our stock funds focus on key themes that we believe best capture the strength of a corporation’s relationships with its partners and promote human dignity and a healthy natural environment.

These themes help identify companies that invest in and enrich their stakeholders, building strong partners who will in turn reward companies in ways that enhance their long-term financial vitality and productivity. We seek to invest in companies that cultivate the skills and talents of their employees, that earn the trust and respect of their customers, suppliers, and investors, that strengthen their local communities, and that enhance the ecosystems upon which we all depend for survival.

The word partners stresses the importance of what is, in our view, a necessarily cooperative and reciprocal relationship between corporations and their stakeholders. Legal contracts can specify many particulars in these relationships – and are useful in doing so – but their strength ultimately depends on mutual trust and respect. Fairness, honesty in dealings, commitment to quality, and regard for the public interest cannot always be legislated, regulated, or assured by contract. Without the spirit of cooperation and understanding of mutual benefit that is achieved in strong partnerships, the more intangible factors so important to long-term corporate success cannot be realized.

These themes also help us identify patterns of behavior that impose costs on the company’s partners – or, in the vocabulary of economics, externalize costs onto society. This kind of short-term profiteering undermines companies’ relationships with their stakeholders, incurring burdensome debts that destroy the long-term wealth-creating potential of both companies and the societies in which they operate.

It takes forward-looking, skilled managers to effectively manage their operations without imposing the costs of doing business onto their partners or onto the ecosystems within which they operate. Managers without imagination all too frequently see extracting value from their stakeholders or the environment as the fastest and simplest road to financial success. Our standards recognize the critical importance of reciprocity in these transactions. Relationships where one side only extracts value often do not last long. Our standards help to identify companies run by managers talented enough to operate profitably while enriching multiple stakeholders and the environment around them. These managers recognize the importance of networks of relationships where mutual support helps assure long-term survival.

Not all companies we hold score well on all our themes. Indeed, we don’t necessarily expect them to. We recognize that relationships with partners are complicated and even the best of companies often run into problems day to day. Mixed records do not necessarily mean that progress is not being made, that companies are not grappling with the important issues in their industries, or that long-term value is not being created. These mixed records mean, however, that it is not always easy for us to make our judgments and that we will invest in companies with a combination of controversies and praiseworthy initiatives when we feel that, on balance, progress is being made toward long-term benefits.

We seek to exclude from our funds companies with mixed records where negatives substantially outweigh the positives. There is a wide variety of companies that have mixed records. Some, for example, may have a range of relatively negligible negatives, but few countervailing positives. Others may have a variety of positive characteristics, but have been involved in controversies of substantial proportions. Still others may have a series of substantially negative characteristics relating to their core business. We evaluate these companies case-by-case, looking for signs of improvement and positive trends. Nevertheless, companies in our portfolios can have substantial controversies on issues as diverse as human rights, labor standards, diversity, accounting, or product quality.

We also exclude from our portfolios companies with significant involvement in the production of addictive products whose abuse results in substantial health, safety, or psychological harm: tobacco, alcohol, and gambling. The more successful such companies are, the more they can harm their customers and customers’ families and friends and the more costs they impose on society. This is not a business model we support.

Similarly, we also exclude corporations substantially involved in nuclear weapons production and military weapons production more generally, and owners and operators of nuclear power plants. The dangers of weapons of mass destruction and the international arms trade are among the greatest we face today, and we view the spread of nuclear power technology as tied to the proliferation of nuclear weapons. The responsibility for controlling these technologies belongs most appropriately with government, not with profit-driven private enterprises. The capital markets are highly effective mechanisms for delivering a wide variety of products and services, but we do not believe they are well suited to deliver products that have the potential to cause incalculable harm.

Our standards can lead us to eliminate substantial numbers of companies in certain industries where prevailing industry norms weight our evaluations toward the negative. For example, we have historically underweighted the energy and utilities sectors. Conversely, we have historically overweighted certain industries, such as information technology, where our evaluations generally tend toward the positive.

The themes we use in assessing the strengths of corporations’ stakeholder relations are ones for which we believe sufficient information is usually available to make judgments and are themes that represent goals we believe are reasonably achievable. Other themes may also be important but, in our view, are not reasonably achievable. Some may be achievable, but are not measurable at this time due to a lack of sufficient data. By assessing companies’ performance against these reasonably verifiable and achievable goals, we hope to create a forum for public discussion and debate that improves corporate performance and leads corporations to compete on the strength of their relationships with stakeholders, just as they already compete on efficiency.

We also tend to focus more on outcomes and results than on general corporate policies and procedures, although both policy and practice, and the interrelationship between them, are important. Today’s forward-looking policies lay the foundation for tomorrow’s improved practices.

Ultimately, we believe that corporations can play a positive role in our lives, but much depends on their specific actions. If they channel their tremendous energy and resources to the betterment of the full range of their stakeholders, they can create great value for the societies in which they operate, as well as for themselves and their investors. We therefore use our investments to raise standards and explore themes that we believe will benefit all parties in the long run, recognizing our obligations as owners in publicly traded corporations to help create a more just and sustainable economic system, built on principles of fairness and sustainability, that will last well into the future.

In our analysis, we look at the following partners and themes:

•	Community – Local and National
•	Generous and Innovative Philanthropy
•	Community Partnerships and Trust
•	Protection of Community and Public Goods
•	Fair Tax Dealings
•	Government Relations

•	Community – Global
•	Geopolitical Stability, Nuclear Weapons, Nuclear Power, and International Peace
•	Endorsement of International Norms and Standards
•	Acknowledgement of Human Rights
•	Respect for Indigenous Peoples and Local Cultures
•	Antibribery, Anti-Money Laundering, and Anticorruption Programs

•	Customers
•	Harmful and Addictive Products: Tobacco, Gambling, Alcohol
•	Commitment to Safety, Quality, and Customer Service
•	Bridging the Divide in Access to Products
•	Innovation and Creativity
•	Marketing and Pricing Practices

•	Ecosystems
•	Renewable and Alternative Energy Sources
•	Eco-Efficiency and Resource Conservation
•	Recycling, Safer Technologies, and Lifecycle Design
•	Pollution Control and Abatement
•	Long-Term Environmental Sustainability

•	Employees
•	Continuous Improvement in Health and Safety
•	Fair and Just Compensation and Benefit Programs
•	Commitments to Diversity in the Workplace
•	Empowerment and Investments in Training
•	Solidarity with Unionized Workforce

•	Investors
•	Accounting, Credibility, and Business Ethics
•	Openness in Communications
•	Commitment to Diversity of Representation
•	Relationships with Controlling Owners

•	Suppliers
•	Labor Practices and Other Human Rights
•	Quality, Environment, and Other Issues
•	Diversity Within the Supply Chain
•	Empowerment and Viability

Community – Local and National

Cities, states, and national governments invest substantially in public goods that support corporations in their daily business, including basic infrastructure such as roads, ports, airports, railways, water, and sewage systems, as well as legal systems, an educated workforce, a national defense, local security, a financial system, public health services, and social security for the retired, unemployed, and disabled. Governments also frequently provide business with subsidies or markets protected from foreign competition. In doing so, local and national communities place substantial investments at risk in support of industry, in the belief that a healthy and productive business community is good for society.

We believe that when companies treat their local and national communities fairly in return, they are making an investment in their own well-being by enriching the communities upon which they depend for financial success. Creative and generous philanthropy, open dialogue and ongoing partnerships with community-based organizations, honest and transparent relations with government, and paying a fair share of taxes are among the ways companies can reinvest in their communities, strengthening the base from which they operate. Conversely, corporations that harm their communities or benefit disproportionately or inappropriately from them will ultimately undermine their own long-term self-interest.

Themes

The following are the five major themes we use to assess the strength of corporations’ relationships with their local and national community partners. While other issues are also important in this regard, these five are those which we believe we can most meaningfully and consistently assess.

Generous and Innovative Philanthropy

Traditionally, corporations have used philanthropy to give back to the local communities in which they operate. Too many of these programs, however, are little more than public relations campaigns seeking to protect a company’s good name at minimal cost. With corporate giving programs averaging less than 1% of pretax profits and many corporate initiatives focusing only on high-profile giving to well-established sports, academic, or cultural programs, most companies fail to identify those causes that foster much-needed economic self-sufficiency among recipients and fail to devote sufficient resources to solve communities’ greatest challenges.

We look for companies that target their giving creatively, particularly those that assess the actual needs of their communities and, drawing on their own greatest strengths, work toward empowering local communities. Endowing a corporate foundation, which companies can do with their own stock, or giving generously from pretax earnings, demonstrates a willingness to allocate serious resources to enriching the more intangible aspects of the communities in which companies operate. Corporations should seek to use their philanthropy to fill the most important gaps left by local or national governments in developing a self-sufficient community. These efforts demonstrate an understanding of the importance of the company’s investments in the spirit, as well as the economy, of the regions in which it operates.

Community Partnerships and Trust

Communities and corporations often find themselves at odds over basic issues such as the siting of a new plant or store, the effects of their pollution on the economically disadvantaged, their policies on layoffs or plant closings, or their use or abuse of local resources. Corporations rarely seek proactive involvement in collaborative partnerships with groups that understand and give voice to the basic concerns of those in the communities in which they are operating. True partnerships require considerable investments in time and a willingness to communicate openly – on both sides. The reward from such hard work, however, is a mutual understanding and trust that can help reduce litigation, avoid plant siting disputes, and generally keep problems from escalating into major controversies.

We look for companies that are willing to listen to their communities’ opinions and act collaboratively to reach mutual understanding. These partnerships can address complicated environmental and natural resource challenges, difficult issues of health and safety, matters of adequate housing or improved education, job training for the economically disadvantaged, or the legacy of racial or gender discrimination. We believe that such partnerships not only strengthen the community base on which corporations build, but establish a trust between corporations and society that benefits both parties in long-term and intangible ways.

Protection of Community and Public Goods

The wave of privatization and deregulation that has swept over the world as part of the globalization of national economies since the 1980s has aroused controversies around the world about the proper role of corporations in society. We believe that companies have an obligation to understand that a clear boundary often needs to be drawn between government and the private sector and to support government’s responsibility to provide basic public goods that are as varied as healthcare, prisons, primary school education, and national security. We also understand that in different countries and different regions, historical and cultural differences have led to different decisions about which goods and services are best provided by government and which by the private sector, and understand that these decisions are often part of involved political processes.

We look for companies that appropriately balance their efforts to innovate and experiment with respect for the role of government in assuring the availability of public goods. The market is not the solution to all problems and companies should not inappropriately interfere with the political processes by which local and national communities allocate responsibilities to the public and private sectors.

Fair Tax Dealings

Paying their fair share of taxes is in many senses the most basic responsibility of corporations to society. Without the public services that a well-financed government can provide, corporations cannot operate successfully or generate the profits upon which their employees and stockowners depend. However, today’s global economies combined with the sophistication of today’s accounting principles mean that companies often have a wide range of choices of how much in taxes they pay and where they pay them. The temptation to cut taxes to enhance profits is great and companies are increasingly successful in this tactic. In the United States, for example, the share of the national revenues derived from corporate tax payments has declined from 20% to 25% in the early 1960s to 10% to 12 % by the early 1990s. Without adequate tax revenues, society will suffer to the detriment of all participants, including corporations themselves.

Judging the appropriateness of a specific company’s tax payments is a difficult task and beyond the scope of our research. However, we look for broad indications of corporations’ willingness to pay their way and we take seriously disputes between government and companies over tax avoidance schemes and situations in which corporations appear to have inappropriately used their influence to obtain tax abatements by threatening to site or move their factories to other regions, or have abused the trust of communities that have offered such abatements.

Government Relations

The relationship between corporations and government is of great importance, of great complexity, and of great concern to Domini. The relationship is complex because government is sometimes a customer, and frequently a good one; sometimes a regulator, and potentially a strict one; sometimes an owner, and occasionally an involved one; and sometimes a financial supporter or a partner, and often a generous one. Corporations simultaneously want as little contact as possible with governments when it comes to oversight by them and as much contact as possible when it comes to doing business with them; as small a role as possible when it comes to government participating in the marketplace and as large a role as possible when it comes to setting the rules for that marketplace. To complicate the matter further, governments in Europe and Asia are often stockowners in the companies they contract with, regulate, and support.

For these reasons, we believe transparency and openness are crucial in dealings between companies and governments. This means disclosure and effective internal controls on lobbying, contributions to candidates or political groups, payments to government officials, hiring, and other interactions with government and public policy institutions.

We also believe that collusion and corruption are particularly serious when they involve government officials and corporate representatives. Corruption within the corporate world – whether through bribery, price fixing, or anticompetitive practices – is serious in and of itself. But when public officials are compromised by corporate misdeeds or actively collude with business to steal from the public, the resulting contamination of public trust in our local and national governments is of great concern.

Community – Global

In an economy where global transportation and communications, along with the international flow of funds, increase in ease and speed every day, corporations reap the benefits of international peace and security, free trade, and worldwide standards that allow them to move operations, resources, and assets quickly from region to region. International bodies, including the United Nations, the International Atomic Energy Agency, the World Health Organization, the International Labor Organization, the International Organization for Standardization, UNICEF, and many others help maintain a peaceful and orderly world within which companies can pursue their business opportunities. Because these international bodies have some, but often limited, powers to regulate corporations, these corporations’ cooperation is of great importance. By acknowledging and enhancing the role of these organizations in creating the network of global public goods upon which they depend for their prosperity, corporations not only help assure a just and equitable world order, but also increase their own ability to conduct business profitably.

Themes

The following are the five major themes by which we assess the strength of corporations’ relationships with their partners in the international communities within which they operate. While other issues are also important in this regard, these five are those which we believe we can most meaningfully and consistently assess.

Geopolitical Stability, Nuclear Weapons, Nuclear Power, and International Peace

One of the greatest threats to humanity and the global environment today is that of nuclear terrorism and war. Although the nuclear arms race between the United States and the Soviet Union has now passed, the arsenals of nuclear weapons maintained by the world’s superpowers have not been dismantled. As of 2004, the U.S. nuclear weapons arsenals stood at an estimated 4,986 warheads, that of Russia at 7,730, France 348, the United Kingdom 185, and China some 400. In addition, India and Pakistan have joined the nuclear weapons club, Israel is generally acknowledged to have such weapons, and North Korea and Iran have reportedly taken steps to develop nuclear weapons technology.

In addition, military spending in general by major powers raises other threats to international peace. The thriving international trade in conventional arms fuels internal and regional conflicts around the world. In 2004 the international arms trade totaled an estimated $19.2 billion dollars and there were 19 internal and regional armed conflicts in the world, including that in Iraq. Out-of-control spending on military systems and conflicts also diverts funds from much needed investments on the range of domestic public goods and international aid that are essential for the creation of prosperous, stable nations.

The achievement of nuclear disarmament and international peace is among the most difficult tasks that governments around the world face today. We view the involvement of publicly traded corporations in the production of nuclear and conventional weapons as complicating these tasks, which should be left to government, and consequently we do not invest in companies deriving significant revenues from the manufacture of military weapons.

Similarly, we do not invest in companies that are significant owners or operators of nuclear power plants, the spread of which, in many experts’ opinions, is difficult at the current time to divorce from the proliferation of nuclear weapons.

Endorsement of International Norms and Standards

In an increasingly global economy, the role of international standards-setting and quasilegal organizations is of growing importance. Whether the issue is labor, health, climate change, ozone depletion, product quality, the environment, bribery, transparency, or children’s rights, these international bodies play an important role in raising the standards of conduct and in promoting the provision of public goods essential for growing economies.

Companies that invest in their compliance with such norms help create a world of improved health, cleaner environments, more satisfying workplaces, and increased public and private goods. These investments accrue to the long-term benefit of all, including corporations. We view positively companies that recognize, support, and take concrete steps to adhere to these international standards.

Acknowledgement of Human Rights

As companies operate in an increasingly global economy, they face the challenge of accommodating their operations to the varying legal systems of the countries within which they operate. Where questions of human rights abuses by national governments arise, these challenges are particularly complex and may involve corporations in high-profile controversies – especially when the government is also a client. Whether the question is freedom of speech, the rights of minority groups, or abusive labor practices, corporations are often forced to make decisions that mix business and politics in complicated ways and for which no tested guidelines exist.

We seek companies that acknowledge the complexities of these situations and make concerted efforts to confront them in their operations, although we recognize that their decisions will not always leave them free of controversy. Not only can corporate actions make a substantial difference to the individuals their policies affect, but they can also set examples for others to follow. Corporations that neglect or remain indifferent to these questions, however, not only open themselves up to public controversy, but fail to help the societies in which they operate achieve the stable and just social systems that are the foundation for prosperity.

Respect for Indigenous Peoples and Local Cultures

Few controversies are as damaging to the long-term reputation of corporations as those involving the rights and cultures of indigenous peoples. Moreover, these controversies can complicate relationships with local governments and populations, and jeopardize a corporations’ ability to operate locally or regionally. Pitting large faceless corporations against often small and relatively defenseless communities, such confrontations can frequently be avoided if companies show initial and ongoing sensitivities to the cultures of those around them. The value of the diversity that these groups bring is incalculable and its loss is irretrievable. Responsible corporations can help preserve unique cultural riches in our world that are all too easily destroyed in a rush to short-term profit.

We evaluate such controversies with great care both because we respect the rights of indigenous peoples to preserve their cultures and because the effect of confrontations between companies and indigenous peoples can be so harmful to corporate reputations.

Antibribery, Anti-Money Laundering, and Anticorruption Programs Corruption in international trade has been called the Achilles’ heel of capitalism. It costs hundreds of billions of dollars each year to governments in lost tax revenues, to honest businessmen in foregone opportunities, to whole economies in inefficient market operations, and to societies themselves in the loss of democratic freedoms and practices. Without honest and transparent markets, societies cannot reap the benefits that the business world is so efficient in creating – or spread them equitably among their citizens.

We consequently look for companies that have implemented strong ethics, antibribery, and anti-money laundering programs, paying particular attention to companies in industries with a history of such scandals, such as the construction, banking, and natural-resources extractive industries, and companies with a significant, or growing, presence in countries with a known history of widespread bribery and corruption.

Customers

Customers look first and foremost to corporations for quality goods at a fair price. They can most easily reward or punish companies by remaining loyal customers or taking their business elsewhere. However, customers also have more at risk than the simple price of their purchase when they patronize a corporation. They risk their physical well-being when it comes to product safety and health, their financial well-being when it comes to financial services, and their peace of mind more generally when it comes to appropriate levels of customer service and satisfaction. Corporations that invest in long-term relations with customers through exceptional attention to innovation, product quality, and customer service can expect to be rewarded by increased market share and longer-lasting customer loyalty.

Themes

The following are the five major themes by which we assess the strength of corporations’ relationships with their customer and client partners. While other issues are also important in this regard, these five are those which we believe we can most meaningfully and consistently assess.

Harmful and Addictive Products: Tobacco, Gambling, Alcohol

Certain products – such as tobacco, gambling, and alcohol – are both harmful and addictive. Tobacco is highly addictive, causes more than 400,000 deaths annually in the United States alone, and can cause health problems for those in the vicinity of its users. Alcohol abuse was estimated to have been responsible for some 85,000 deaths in the United States in 2000 and cost the economy an estimated $185 billion in 1998. Approximately 16,000 of the 40,000 automobile fatalities each year in the U.S. are caused by drunk drivers. Pathological gamblers make up an estimated 1% to 2% of the U.S. population, and problem gamblers make up an additional 3%.

These products can play a useful role in society, providing individual pleasure, and in the case of alcohol even health benefits, if appropriately used. However, we believe that putting these products in the hands of large publicly traded corporations dramatically increases the potential for their abuse and their costs to society. Large public corporations are relentlessly driven to innovate and expand their reach, marketing their products as aggressively as possible to as many customers as possible. For these companies, effective marketing often means exploiting customers’ addictions to these products or ignorance of their risks. For these reasons, we do not invest in companies that are significant manufacturers of alcoholic beverages or tobacco products, or significant providers of gambling goods and services.

Commitment to Safety, Quality, and Customer Service

The benefits to companies from providing their customers with quality goods and services are substantial and the costs from product safety lapses are high. Companies that are willing to invest in improvements in their manufacturing processes, and in the customer-service training of their employees, can look forward to long-term rewards in the marketplace. High-profile scandals from product safety issues can cost companies not only in short-term legal bills and loss of customer confidence, but in long-term damage to their public reputation that is particularly hard to undo. A drug company that handles a highly publicized safety problem well can enjoy decades of high esteem. One that handles such a problem poorly can be embroiled in equally long controversy. We consequently look for companies that understand the long-term benefit of investing in product safety, quality manufacturing processes and training, and company-wide commitments to customer service.

Bridging the Divide in Access to Products

All too often, companies neglect markets in the mistaken belief that customers cannot afford their products. Whether it is the poorer neighborhoods of urban centers or the rural regions of the developing world, potential markets are often neglected through ignorance, prejudice, or simple laziness. Yet investing in creative ways to serve these markets not only provides companies with an expanding customer base, but speeds economic development and poverty alleviation around the world.

We therefore value highly companies that have, among other things, found ways to bridge the digital divide by making computing technology available around the globe, to site retail outlets in depressed inner cities of the United States, to provide drugs at affordable prices in poverty-stricken regions, or to bring personal care products to the rural poor in the developing world.

Innovation and Creativity

One of the great benefits of capitalism is its ability to drive companies to innovate. Such innovation, often with the support of government, leads to improvements in existing products or development of new products, the discovery of new technologies, or the application of old technologies to new purposes. True innovation and creativity can bring about transformative advances such as personal computers and the Internet, or cell phones and mobile communication.

However, innovation can be a two-edged sword. Failure is, almost by definition, a part of the process of innovation. Investments in research and development can be wasted by management that lacks the ability to bring products to market. More seriously, new products or technologies can cause more harm than good. Lead additives to boost the octane of gasoline, chlorofluorocarbons to manufacture packing materials, asbestos as a fire-retardant insulator, and persistent organic pesticides for use in agriculture are examples of products that in retrospect it is safe to say should never have come to market. However, hindsight is not always possible and it is often difficult to evaluate new products that depart radically from today’s norm, such as genetically modified foods or chemical compounds created with new nanotechnologies.

Moreover, lack of proper attention to product testing and evaluation procedures can lead to controversy. Two areas of particular concern to us are proper procedures in the clinical trials for drugs and efforts to reduce the use of animals in product safety testing. Elaborate trials for approval of new drugs are a necessary part of our pharmaceutical industry. However, their very complexity opens them up to the possibility of abuse. Among other things, data can be faked, trials can be used as a covert form of marketing, and inappropriate procedures can be used to solicit human participants in these trials. We expect drug companies to minimize the risk of such abuses.

In addition, for these and other products, the use of animals may also be required. We look for companies that are not only minimizing their use of animals in all required safety tests, but also investing in, and advocating the use of, new testing technologies, so that adequate substitutes for animals can be found.

Companies’ investments in innovation and testing must be judicious and effective, and management needs to take appropriate actions when evidence of harm or failure is at hand. Firms that strike this difficult balance successfully have every reason to expect to be market leaders. We therefore look for companies that are committed to research and development, are effective in bringing innovative products to market, take due considerations in the management of their product safety testing, and appropriately recognize and manage the potential for failure or for harm of new products and technologies.

Marketing and Pricing Practices

Appropriate decisions about marketing and pricing are the daily bread and butter of well-run firms. These are the fundamental market mechanisms through which managers can learn what customers want and need, how their firms can best operate efficiently, and how best to allocate their capital. However, the pressures of the marketplace all too often lead weak management to abuse and distort these market mechanisms through such short-sighted practices as colluding to fix prices, offering doctors rewards for prescribing medicines, aggressively marketing to children who can’t exercise independent judgment, and other steps that often tread on the edge of legality. These practices not only harm customers, but weaken the very markets they were meant to enhance.

Price-fixing controversies are a frequent occurrence and we evaluate them on a case-by-case basis. In doing so we take into account the often effective role governmental regulators already play, the extent of the harm done to customers and other stakeholders, and the type of customer harmed. We usually do not take into consideration patent disputes and charges of unfair marketing practices so often made between business competitors. We view with concern, however, such disputes when they occur between corporations and communities or governments, such as those concerning the rights to indigenous knowledge, or other intellectual property disputes.

Ecosystems

The ecosystems upon which we all depend provide benefits of incalculable worth – including clean air and water, minerals, timber, oil, and fertile land. These natural resources are often available to companies at little or no cost. In addition, the extraction of these resources threatens the viability of other environmental riches that may not be of immediate benefit to the corporation, such as biodiversity. Companies that fail to treat these environmental riches with due respect, and that jeopardize the long-term viability of the gifts that our ecosystems provide, can cause great harm. We believe that companies that, among other things, acknowledge the long-term sustainability challenges of their industry, maximize energy efficiency, use alternatives to fossil fuels, use recycled materials, reduce use of toxic chemicals in manufacturing, and produce less solid and hazardous wastes, will benefit not only the environment but themselves by increasing their potential efficiencies and reducing their potential liabilities.

Themes

The following are the five major themes by which we assess the strength of corporations’ relationships with the ecosystems that support their activities. While other issues are also important in this regard, these five are those which we believe we can most meaningfully and consistently assess.

Renewable and Alternative Energy Sources

Without doubt, the greatest and most difficult environmental challenge of our time is how to produce cheaply and efficiently the energy needed for economic development without harming the environment. Burning fossil fuels is ultimately unsustainable because it produces the greenhouse gases, including carbon dioxide, chiefly responsible for global warming. Yet, as of 2006, the world was consuming some 85 million barrels of oil daily, not to mention huge amounts of coal and natural gas, and global energy consumption was sharply on the rise. Equally convenient and inexpensive alternative sources of energy are simply not available at this time. But the future of our planet as we know it depends upon developing these renewable, sustainable alternatives. Corporations have played a tremendous role in creating this problem and have the potential to play an equally large role in its solution. They have the resources to develop and market alternative clean-fuel technologies. We are particularly optimistic about wind, solar, and tidal power. We have questions about such alternatives as clean-coal and ethanol, and very serious concerns about nuclear power.

Corporations have the capability to reduce their own carbon emissions. We applaud the work of the Carbon Disclosure Project and those companies that report their carbon emissions, thereby creating a framework for accountability that allows society – including investors and corporate managers – to quantify and reduce these harmful emissions. Companies can also play an important role in helping consumers increase their energy efficiency. We therefore look for companies that are aggressive about the energy efficiency of the products and services they provide.

In addition to the significant opportunities corporations have to be part of the solution to climate change, and to benefit financially from the transition to an alternative fuel-based economy, companies that fail to address these risks may face substantial financial risks of their own by failing to adequately prepare for the onset of a carbon-constrained world, or to protect themselves from the significant, and growing, physical risks posed by climate change, such as increasing storm intensity and erratic weather patterns.

We therefore seek corporations that are substantial users, producers, or developers of resources, products, and technology that reduce the risks of climate change and increase the use of sustainable alternatives to carbon-based fuels – and we avoid many of the oil, coal, electric utility, and automobile companies whose products are contributing most heavily to climate change. We also recognize, however, that government must play the central role in making a transition to sustainable energy sources and that corporations and the marketplace alone cannot solve this problem.

Eco-Efficiency and Resource Conservation

Efficiency, whether it is in energy or materials usage, is simply good business. Investments made in eco-efficiency bring some of the clearest and most immediate benefits to both the financial and environmental bottom lines. It is essentially little more than sound financial management for companies to take the relatively obvious and simple steps toward efficiency in their use of energy and natural resources that will bring them into a more harmonious relationship with the ecosystems within which they operate. We consequently view a company’s record in eco-efficiency and resource conservation as a key indicator of the quality of management.

Recycling, Safer Technologies, and Lifecycle Design

Environmental organizations stress the necessity of incorporating recycling and reprocessing into the lifecycle of product design. Starting with the selection of environmentally benign materials, going through minimization of the environmental effects of product packaging and use, and ending with product takeback and recycling, lifecycle design can lighten the environmental footprint we all leave as consumers. For example, those companies willing to invest in the research and development necessary to eliminate toxics are providing a long-term benefit to both workers and the environment. Companies have been notably successful in finding nontoxic alternatives to volatile organic compounds used as solvents. Finding equivalent substitutes for paints, coatings, and adhesives is a greater challenge. Although balancing costs with benefits is often a challenge in such investments, we believe that the long-term benefits of such decisions generally outweigh short-term costs.

We therefore seek out companies that make major use of recycled materials in their manufacturing processes, that are working to solve the challenges of product takeback and recycling, that have found nontoxic substitutes for toxic chemicals used in manufacturing processes, and that are in other ways willing to invest in making their products and services compatible with the ecosystems they affect. We believe that these companies provide substantial long-term benefits to ecosystems, as well as to their employees and customers.

Pollution Control and Abatement

A company’s minimum obligation to its local communities and the natural environment is to assure that no substantial harm is done by its current operations. For industrial firms, for example, this means cleaning wastewater before it is discharged and capturing volatile organic compounds before they escape into the atmosphere. For electric utilities, this means installing scrubbers to prevent particulates and sulfur dioxides being released. For chemical companies and refineries, this means preventing spills and leaks, and disposing of hazardous wastes appropriately. These basic steps help prevent immediate harm and through today’s investments avoid tomorrow’s problems. We recognize that pollution prevention often requires expensive capital expenditures that force management to make short-term financial sacrifices. We believe, however, that these investments can often pay long-term returns to communities, neighbors, and companies themselves that more than compensate for their short-run costs. We therefore favor companies that have a record of handling today’s pollution challenges effectively and without regulatory controversy, while developing more sustainable practices for tomorrow.

Long-Term Environmental Sustainability

Despite the tremendous progress toward increased awareness of the need for compatibility and partnership between society and ecosystems, a surprising number of corporations still deny or ignore the need to manage their long-term environmental risks appropriately. Some oil companies still deny the reality of climate change. Some forestry companies still destroy the rainforests of the world. Some manufacturers still build toxic chemicals into their products. It is of substantial concern to us when companies lag behind on such fundamental matters of long-term environmental sustainability.

On the positive side, a handful of companies have had the foresight to think systematically about their environmental footprint and to pioneer long-term sustainability models for their industries. A carpeting firm rethinks the fundamental environmental implications of its operations. A food retailer acts as a pioneer for the markets for organic or Fair Trade foods. A furniture manufacturer rethinks the environmental implications of the basic manufacturing materials it uses. We recognize these initiatives as having the paradigm-shifting implications necessary to achieve true long-term environmental stability.

Employees

Employees are willing to invest themselves in the corporations for which they work and to put various aspects of their lives at risk. In certain industries this means risking their health and safety, in others it means investing time that they could otherwise share with their family, and in others it means investing intellectual capital and developing company-specific skills. By treating employees fairly, by investing in their personal health, safety, skills, and sense of self-worth, as well as by assuring a living wage and comfortable retirement, companies can go beyond their mere contractual relations with employees to create a positive work environment. We believe that corporations that treat their employees well should, in the long run, attain high levels of employee loyalty, high levels of productivity, and low levels of turnover – all potentially substantial contributors to profitability.

Themes

The following are the five major themes by which we assess the strength of corporations’ relationships with their employee partners. While other issues are also important in this regard, these five are those which we believe we can most meaningfully and consistently assess.

Continuous Improvement in Health and Safety

The health and safety of employees are among the primary obligations of employers. Commitments to perfection in workplace safety, proactive programs to improve physical fitness, and assistance to employees in dealing with personal or family problems are all investments that corporations can make in their workforce that are not only the right thing to do, but will increase worker productivity and loyalty. Cost cutting in these areas, we believe, can be a shortsighted approach to management and impose on society costs that companies have a legal and moral obligation to bear.

We therefore seek companies that have made substantial investments in health and safety programs that produce strong results. Conversely, we view with concern those that have a pattern of neglect, particularly those where neglect has resulted in fatalities or regulatory sanctions.

Fair and Just Compensation and Benefit Programs

Appropriate levels of compensation and benefits are a foundation upon which the relationship between corporate management and the average employee is built. Abuses of this relationship damage not only executives’ credibility with workers, but undermine stockowners’ trust in management and, more broadly, the public’s trust in business itself. By contrast, companies that take steps to assure gender equity in pay, appropriate commitments to the financial well-being of their retirees, and a management bonus system that rewards implementation of social and environmental policies as well as financial goals build their credibility with their stakeholders and align their companies’ reward systems with larger societal goals.

We understand that numerous complications can arise in these areas and focus our evaluations on the cases of most extreme abuse or notable success. On both the positive and negative sides we consider how a company handles these issues as a strong indicator – and indeed determinant – of corporate culture.

Commitments to Diversity in the Workplace

We believe that in a global economy diversity in the workforce is one of the hallmarks of a well managed corporation. Definitions of diversity can include diversity related to gender, ethnicity or race, age, sexual orientation, disability, economic or class background, religion, and political opinion. Corporations benefit from a diverse workforce because they can better capitalize on the capabilities of the full spectrum of their employees; can better understand the needs and desires of the full range of their current and prospective customers; can better anticipate new societal trends and emerging issues; can better foster understanding, mutual respect, and cooperation among their workforce; and can better recruit from the widest possible pool of talent. A diverse workforce, particularly among positions of authority, can indicate a corporate culture based on merit and open to new ideas and perspectives.

We therefore look for companies that have substantial representation of women and minorities among management-level positions, in particular among their senior line executives; companies that have created a notably open work environment for minority groups – for example, for gay and lesbian employees; and companies with strong programs for training on sexual harassment and respect for diversity. Conversely, we view with concern companies that have a record of diversity-related controversies and regulatory sanctions, including those related to sexual harassment and discrimination.

Empowerment and Investments in Training

In addition to the compensation and benefits employees are entitled to through employment contracts, companies can, and should, commit to investing in their workforce through employee involvement programs, skills training, support for general education, sharing in the financial success of the firm, and other programs that enrich employees’ lives and empower them in the workforce. A company where employees work only to the letter of their legal obligations, without passion, commitment, or creativity, is a company that will struggle in the marketplace. It is through such investments that companies align employees’ sense of personal growth and satisfaction with the growth and success of the firm, in a relationship equally beneficial to both parties.

In this regard, we look for companies that share their financial success through profit sharing, stock option plans, employee stock ownership, employee suggestion plans, or other forms of employee involvement and empowerment. In addition, we look for firms that invest substantially in employee training and skills development, provide substantial tuition reimbursement for education, and generally foster a culture of self-realization and growth.

Solidarity with Unionized Workforce

The acceptance of unions as a positive force in the workplace and the government protection for their activities that emerged through a series of hard-fought battles throughout the 20th century have made a major contribution to the stability of the capitalist system and addressed many of its worst abuses. The rights to freely associate and form or join a union of one’s choice and to bargain collectively for the terms of one’s employment are among the core conventions of the International Labor Organization and are recognized as fundamental human rights. Healthy and vital unions play a crucial role in addressing the imbalances in power that often arise between corporate management and workers in their struggle for fair working conditions. Without unions, the possibilities for long-term equal partnerships between management and labor would be vastly diminished.

Managing union relations, however, is a difficult task. Antagonistic relations between unions and management can spiral downward out of control to the detriment of both parties, whereas independent, but tough relations can be useful in confronting many of the challenges that businesses inevitably face. Moreover, overly aggressive efforts by management to stop drives to unionize non-union employees can lead to protracted battles that cause more harm than good for all parties.

We therefore seek to identify companies where management and unions work respectfully with each other in balancing the appropriate needs of both constituencies. We understand that negotiations between management and unions must necessarily be hard-fought at times, but view with great concern situations where relationships have deteriorated into fundamental mistrust and disrespect.

Investors

Corporations depend on a variety of financial partners for their development and survival, including stockowners, bondholders, private investors, and, at financial services firms, depositors. Boards of directors, corporate managers, and those entrusted with the management of investors’ funds act as fiduciaries and agents for others. As such, they bear a particular obligation to communicate clearly and transparently with these financial partners, to manage their assets with the utmost integrity, to act in the best interests of investors, and to maintain the highest levels of ethical responsibility.

This obligation can be subsumed under the rubric of good corporate governance. However, the term corporate governance is often used narrowly, particularly in the United States, to assert an obligation on the part of boards of directors and corporate managers to maximize profits for shareholders. Properly understood, we believe that corporate governance should encompass a responsibility to the corporation as a whole and include a duty to understand and address the full range of social and environmental risks faced by the firm itself and posed by the firm for others. As such, it is of great concern to us.

Although the term corporate governance is not specifically used in the themes described here, we believe that companies that perform well in the areas outlined below must, essentially by definition, be governed well. Our positions on the more traditional measures of good governance (e.g., separation of the roles of chairman of the board and chief executive officer, staggered boards, independence of key board committees, and so on) are described in our Proxy Voting Guidelines. These structural mechanisms can help ensure that there are checks and balances in place, and create an environment where broader accountability is at least possible.

A company’s financial partners play a crucial role in maintaining the credit, stock price, liquidity, and financial viability of a firm and their good faith and trust is therefore vital to the firm. This reciprocal relationship is crucial to the long-term financial viability of the corporation, as it is to the long-term financial prospects of its various investors.

Themes

The following are the four major themes by which we assess the strength of corporations’ relationships with their financial partners. While other issues are also important in this regard, these four are those which we believe we can most meaningfully and consistently assess.

Accounting, Credibility, and Business Ethics

Markets cannot be efficient and effective unless they are honest. Financial regulators and legislators have devoted much attention to assuring the credibility of the financial accounting systems for publicly traded companies. In addition, an increasing number of companies are voluntarily implementing ethics programs to assure that employees conduct their affairs honestly. When companies such as Enron or Parmalat lie outright about their financial condition, the cost to the public can be tremendous. Similarly, bribery scandals can cause firms major political and financial difficulties. Once this trust is broken, it is difficult to restore. At the same time, we recognize that accounting is a profession involving considerable judgment, and honest differences can arise between regulators and firms. By the same token, the line between questionable payments and legitimate business practices is not always clear.

We consequently look for companies that cultivate a culture of honest accounting and business practices throughout their daily operations, with adequate systems and safeguards in place to prevent systematic abuse, and view with concern those that have a pattern of accounting fraud or business scandals.

Openness in Communications

Markets also cannot be efficient and effective unless communications are open and free with shareholders, bond owners, and others who have invested financial assets in a firm. In our opinion, these communications should cover not only traditional financial indicators, but also nontraditional financial indicators such as social and environment factors. We believe that these social and environmental factors are relevant to investors’ assessments of the competence and quality of management, and can have profound long-term (and occasionally short-term) financial implications for firms that often go unrecognized by the mainstream financial community.

We therefore look for companies that communicate openly about the challenges they face, are willing to be thorough in the data they provide, and are willing to enter into ongoing dialogue with stakeholders with legitimate concerns in these areas. We do not, however, automatically take failure to communicate as a sign that a company has no positive initiatives, nor do we automatically take willingness to communicate as a positive indicator. It is the quality of these communications and the company’s actual record that are our primary concern.

Commitment to Diversity of Representation

As with diversity among employees, diversity on a firm’s board of directors can bring vitality and openness to a corporation. It is surprising to us, for example, when consumer products companies that serve primarily female consumers have boards consisting of only men. Similarly, in an increasingly diverse global economy, individuals with diverse ethnic and racial backgrounds can provide valuable insights about doing business in different countries, cultures, and economic environments. Moreover, as the pace of innovation increases, a culturally diverse board is likely to understand new trends, to innovate, and to seek changes that benefit society broadly. Finally, the public is generally well served by corporations that lead by example in giving equal opportunity to all segments of society in this strategically important and high-profile public role.

Relationships with Controlling Owners

Cross-ownership among companies or ownership by governments, foundations, or families can raise complicated questions for us in setting standards. If controlling interest rests with an organization other than the firm itself, we generally evaluate the company as if it were a wholly owned subsidiary of the controlling entity. When the controlling entity is a corporation, this process is fairly straightforward – a positive or negative record for the controlling company becomes the crucial factor in our decision-making, outweighing most other factors.

However, when the controlling owner is a family or individual, a foundation, or a government, the situation becomes more complicated. We evaluate these situations case-by-case, but some general principles apply. When the controlling owner is an individual or family, we generally do not factor the family’s reputation or politics into our analysis. However, if the owners have a record of public or political involvement that in our opinion threatens to cause conflicts of interest in the operation of the company or to harm the company’s reputation, we will take these factors into account. Our sensitivity to such conflicts varies from industry to industry. For example, if a media company is controlled by an individual holding high public office, we view this with great concern.

In general, we regard ownership by foundations with a public service mission favorably. If, however, the foundation is simply a vehicle for family control, the same positives do not necessarily apply. Indeed, in family-controlled companies, whether the control is direct or through a foundation, the owners may on occasion have access to financial information not available to general investors in the marketplace that introduces conflicts and inefficiencies into stock pricing and even potentially into the management of the firm.

Finally, in the case of majority ownership by national governments, we evaluate such situations carefully. Although it can be argued that the state should logically be expected to play the role of an owner who takes the public interest to heart, in fact numerous possibilities for conflicts of interest exist under state control. We look to several factors in our evaluations, including the government’s record for honesty and public service and the likelihood of the abuse of the company for purely personal or political purposes.

When third parties own 20% to 50% of a company’s stock, we look for indications of whether these parties exercise significant or effective control. If they do, then we apply the same general principles as if they held a majority ownership. If they do not, we consider them passive investors, and do not take their ownership into account. The relationship between such owners and the companies in which they hold stock is often difficult to evaluate and considerable judgment is required on our part.

Suppliers

Corporations and their suppliers can survive and thrive in a relationship of mutual benefit. Companies depend on reliable, high-quality goods and services from suppliers, and suppliers depend on corporate customers to pay a fair price in return. Companies can invest both figuratively and literally in their suppliers to assure the survival of long-term relationships, and suppliers often tailor their operations and products to the needs of specific customers.

Increasing specialization has driven many firms to outsource large portions of their business. Consequently, the reputations of companies increasingly depend on those of their suppliers. It is no longer acceptable for companies to say they didn’t know or they have no influence, when their suppliers become embroiled in controversy. Many corporations around the world now require their suppliers to meet standards in the areas of quality, environment, and labor rights, as a precondition to conducting business with them. We believe that companies that have developed relationships with their suppliers that enhance their mutual well-being and create complementary social and environmental programs will help both parties prosper and thrive in the long run.

Themes

The following are the four major themes by which we assess the strength of corporations’ relationships with their supplier partners. While other issues are also important in this regard, these four are those which we believe we can most meaningfully and consistently assess.

Labor Practices and Other Human Rights

Few issues are more important or more controversial in today’s rapidly globalizing economy than labor practices at the vendors that international companies employ in the developing world. Although business can naturally be expected to seek to lower its labor costs, the line between a reasonable approach and the abuse of labor is not always clear. Put differently, while most consumers are pleased by lower prices, few would say they want to buy goods produced by forced or child labor, or even under abusive, if technically legal, conditions. Corporations can play a valuable role in improving working conditions at their vendors, and by doing so, not only raise living and working standards around the world, but strengthen their long-term ties to reliable suppliers.

We therefore look for companies that have adopted comprehensive labor standards for their suppliers that incorporate the International Labor Organization’s core conventions, recognize the potential pitfalls of outsourcing policies, have been effective in preventing labor abuse, monitor actual practices at their suppliers, and confront these issues honestly and openly with the public. Actual company practices are often difficult to research. We often rely on communications and engagement with corporations on this issue, seeking to increase mutual understanding of potential problems and the sophistication of all parties in dealing with these challenges.

Quality, Environment, and Other Issues

Raising levels of awareness and performance on issues of corporate social responsibility at the huge number of small and medium-sized companies in the business world is a major challenge, which if met can do much to extend the reach of corporate social responsibility. Large companies have a particularly effective means of raising these standards through their subcontracting arrangements with these firms. Making contracts contingent on meeting quality standards was one of the first and most widely used such tactics. An increasing number of companies, however, are now requiring disclosure of subcontractors’ environmental records as part of their requests for proposals, inserting human rights clauses into their contracts, and even requiring vendors to make similar requirements of their own suppliers. Such mutually beneficial arrangements can improve quality and reduce costs, while assuring investors and consumers of the integrity of their investments and purchases.

We view favorably companies that systematically communicate their concerns about quality, the environment, and human rights to their vendors, and look particularly favorably at firms that monitor and act upon these concerns.

Diversity Within the Supply Chain

Local, small businesses are often the backbone of a thriving and independent middle class. By maintaining a diverse supplier base of smaller firms that build local communities and provide access to financial independence for those who might otherwise be shut off from financial success, large corporations can foster stable and just societies. At the same time, we recognize that economies of scale are driving some corporations increasingly to use fewer and larger subcontractors in the name of profits and efficiencies, or to assure high levels of quality, labor, and environmental standards. A company’s ability to enforce labor standards, for example, is largely dependent upon the volume of purchasing that the company accounts for, and the length of the company’s relationship with the individual supplier. Companies that rely upon short-term relations with a large number of suppliers may achieve the flexibility to fill orders at lower prices, but also may find it difficult to hold these suppliers to social or environmental standards. Managing this creative tension is a challenge, but corporate managers with the long term in mind understand the benefits, for both their company and society, of cultivating and maintaining appropriate levels of diversity in their supply chain.

Within the United States, companies often pursue a commitment to diversity by contracting with vendors owned by women and minorities. Support for such businesses, often struggling to obtain a foothold in mature markets, provides groups that have historically been excluded from the business world with the opportunity for success.

We believe that a diverse base of long-term suppliers not only benefits societies generally, but also provides large corporations with insurance against the dangers of an overly concentrated supply chain.

Empowerment and Viability

Large corporations can strongly affect, either positively or negatively, the viability of their suppliers and the quality of the lives of their suppliers’ employees. For example, on the positive side, large corporations can invest in their suppliers to increase their technological capabilities and sophistication to meet quality, health, or environmental standards. Small suppliers often lack the resources, motivation, or training to make substantial and often costly upgrades. As long-term purchasers of commodities, large companies can also assure stable or preferential “fair trade” prices to protect their suppliers from the often devastating swings of the markets. These cooperative arrangements, which promote long-term, stable relationships, can work to strengthen and benefit both parties over time.

By contrast, through abusive contracting, large purchasers can turn their suppliers effectively into indentured servants, tied solely to a single large customer who imposes oppressive financial and production conditions and keeps them out of a truly competitive market. Such arrangements not only harm suppliers and their employees, but also weaken our economic systems.

Information on supplier contracts tends to be anecdotal and usually surfaces for a relatively limited number of corporations that are exceptional on either the upside or the downside. When available, we view positive or negative indicators in this area as particularly significant.

Our Global Standards — Bond Fund and Money Market Account

Bond Fund

The standards applied to the Domini Social Bond Fund focus on three key themes. We seek investments that do the following:

•	Increase access to capital for those historically underserved by the mainstream financial community
•	Create public goods for those most in need
•	Use financial innovation in the service of the economically disadvantaged

These three themes flow from our belief that healthy economies must be built on a strong foundation of fairness and opportunity for all.

The need for access to capital arises when individuals, neighborhoods, or regions are poorly served by traditional financial institutions. Neglect can occur because traditional lenders or investors view potential clients as too risky, fail to understand their needs, have no history of serving them, or allow discrimination or cultural dissimilarities to interfere with deal making. Such situations can lead to capital “gaps.” We seek to play a role in filling these gaps through our fixed-income investments.

Access to capital increases, among other things, opportunities to purchase housing for those with low and moderate incomes, to start small businesses for those who have not traditionally had access to the financial markets, to have credit at affordable rates for those who are otherwise considered high-risk borrowers, and to obtain knowledge of the basics of finance for those who have not participated in the mainstream financial systems.

The need for additional public goods arises when communities or regions have historically been deprived of the resources to develop the basic infrastructure that assures, among other things, healthcare, education, sanitation, transportation, and personal security. A downward cycle of unmet needs and deteriorating infrastructure can be reversed through lending and investments that support the creation of these public goods. These goods help assure an equal footing to members of a community to participate in homeownership, job training, small business development, and economic revitalization projects. We look to identify opportunities where our fixed-income investments can help break these negative cycles.

The need for financial innovation in the service of the economically disadvantaged arises because, although the mainstream financial community often uses its resources and talents to innovate and create new financial products for rich and sophisticated investors, it rarely makes a corresponding effort to find new ways to serve the poor responsibly and well. Yet, as the recent success of the microfinance world has shown, there is a huge untapped world of economically disadvantaged clients who have yet to be well served by our financial institutions, whether through prejudices, lack of imagination, or simple inertia.

We therefore seek out investments that serve these community development and social purposes. While most fixed-income investments, particularly those offered by public institutions, can be said to serve a social purpose, some have a greater community development impact than others. For example, Fannie Mae and Freddie Mac play a particularly prominent role in increasing access to affordable housing in this country. Among the range of debt instruments they offer, those targeted to low-income neighborhoods, low-income borrowers, or specific community revitalization projects have a particularly direct social impact.

Similarly, certain municipal bonds are issued by cities or states with below-average levels of resources. These bonds help create public goods, such as affordable housing, transportation infrastructure, educational facilities, brownfield redevelopment, technical assistance for small enterprises, and other services needed to close the gap between these localities and the rest of society.

We strongly emphasize investments in community development financial institutions (CDFIs) because of their abilities to serve those historically neglected by the mainstream financial community. Up to 10% of our bond fund’s assets may be invested with CDFIs, which operate in market niches underserved by traditional financial institutions. Our investments here are made primarily through certificates of deposit.

CDFIs include community banks, low-income credit unions, and community loan funds, working in neighborhoods or regions that are among the poorest in this country. They serve clients who may never before have had a checking or savings account, may never have had the opportunity to purchase a home or start a business, or may lack the basic knowledge and skills to effectively manage their personal finances. For more than 30 years, these CDFIs have pioneered ways to serve these communities.

Most fixed-income securities issued by governments and quasi-governmental bodies, by definition, tend to serve social purposes. We will, however, exclude those relatively few government-issued bonds explicitly issued to finance the development of projects such as nuclear power plants or casinos that are excluded by our standards for our stock funds. In addition, for corporate debt obligations, we apply the same set of standards that we apply to our stock funds.

Additionally, we exclude U.S. Treasuries – the general obligation securities issued by the U.S. government – from our investments. While we recognize that these securities support many public goods essential for our society, we have adopted this policy to reflect our serious concerns about the risks posed by our country’s nuclear weapons arsenal and continuing large military expenditures. The U.S. government (along with Russia) maintains one of the largest nuclear-weapons arsenals in the world, still totaling almost 5,000 warheads as of 2004. These nuclear arsenals are among the greatest and most immediate threats to the world today. U.S. Treasuries go to fund repayment of our national debt, incurred in part by our ongoing military expenditures, including those devoted to maintaining our nuclear weapons arsenal.

Money Market Account

Domini’s choice of ShoreBank as a partner for the Domini Money Market Account is driven by a similar concern for maximizing our positive community impact. Deposits in this account go directly to one of the foremost community development financial institutions in the United States: ShoreBank, headquartered in Chicago, along with ShoreBank Pacific, the first U.S. community development bank with an environmental focus. The Domini Money Market Account provides

ShoreBank with a stable source of assets for its work. Investors can thus be assured that every dollar they place in their account goes to support ShoreBank’s strategic community economic development and environmental projects.

Domini Community Impact Gradient –

Levels and Breadth of Social Impact

Fixed-income investments are crucial in addressing many of the financial disparities that arise in our society today. We seek to address some of these disparities through the investments of the Domini Social Bond Fund, while simultaneously seeking to achieve competitive returns for investors. To help us assess our success in addressing these challenges, we have developed a tool to measure the level of community development impact for each investment in the Fund.

We use this tool, called the Domini Community Impact Gradient, to score each of the investments in the Fund on a range from one to five – five being those community development financial institutions with the highest and broadest level of community development impact.

Along with depth of impact, we also note the breadth of impact. We look to diversify our holdings across a broad range of social issues, including affordable housing, small business development, education, community revitalization, rural economic development, environment, and health. In today’s fixed-income markets, investments in affordable housing are most widely available, and consequently most of our holdings support these efforts. We look, however, to find investments that support other community development issues as well.

The five levels of community impact are listed below, with a brief description of the type of investments that are most readily available for our Fund at each level.

Level 5 Impact (Highest Level of Impact)

In this category are investments with community development financial institutions that serve communities in substantial need of capital inflows, in substantial need of public goods, and in substantial need of innovative financial services to fill these needs. Examples include the following:

•	Community Development Banks – for-profit banks whose mission is to serve low-income or underserved communities.

•	Community Development and Low-Income Credit Unions – member-owned credit unions that serve low-income neighborhoods.

•	Community Development Loan Funds – nonprofit loan funds whose mission is to promote community development in low-income regions.

•	Community Development Pools – highly rated securities backed by pools of community development loans and issued by financial services companies devoted to community economic development.

Level 4 Impact (Substantial Direct Impact)

In this category are investments that flow directly to regions in need of substantial capital inflows and the creation of substantial public goods. Examples include:

•

Project Loans and DUS (Delegated Underwriting and Servicing) Bonds – securities issued by government-sponsored enterprises, such as Ginnie Mae or Fannie Mae, and backed by loans to a single project, or limited number of projects. When these projects serve low-income communities, we view them as having a particularly identifiable and direct social impact.

•

Agency CRA (Community Reinvestment Act) Pools – securities created by Fannie Mae or Freddie Mac that include mortgages made to individuals or families with income levels below those in their standard affordable housing pools.

•

Taxable Municipal Bonds – bonds issued by state or local governments, or nonprofit organizations to support such public goods as low-income housing, economic revitalization, education, a clean environment, and healthcare. When these go to support low-income or underserved communities, we categorize them as having a substantial direct level of social impact.

Level 3 Impact (Moderate Direct Impact)

In this category are investments that directly support organizations specifically funding affordable housing, small business creation, and economic revitalization, and creating public goods in regions of moderate need. Examples include the following:

•

Ginnie Mae, Fannie Mae and Freddie Mac Mortgage-Backed Securities – securities issued by these government-sponsored enterprises and backed by mortgages on single-family, multiple-family, and rental properties priced at moderate levels, or in the case of Ginnie Mae, mortgages insured by the Federal Housing Administration, Department of Veteran Affairs, Rural Housing Service, and the Office of Public and Indian Housing.

•	Securities issued by the U.S. Small Business Administration and backed by loans to small businesses.

•

Taxable Municipal Bonds – bonds issued by state or local governments, or nonprofit organizations to support such public goods as low-income housing, economic revitalization, education, a clean environment, and healthcare. When these go to support moderate-income communities, we view them as having a moderate, direct level of social impact.

Level 2 Impact (Moderate Indirect Impact)

In this category are investments that provide general, indirect support to organizations working to promote affordable housing, rural development, education, and related activities. Examples include the following:

•	Agency Bonds issued by government-sponsored entities such as Fannie Mae, Freddie Mac, the Federal Home Loan Bank, and Farmer Mac to support their mortgage lending in general.

•	Securities issued by Sallie Mae, formerly a government-sponsored entity, either backed by student loans or in support of its general work in making student lending.

Level 1 Impact (Lowest Level of Impact)

In this category are investments in mainstream for-profit corporations that meet our standards for our stock funds. Examples include the following:

•	Securities issued by mainstream financial institutions and backed by mortgages that tend to serve moderate- or high-income regions (whole-loan collateralized mortgage obligations).

•	Selected Corporate Bonds – general-purpose debt securities issued by for-profit corporations that meet our standards.

Each investor should consider the Domini Funds’ investment objectives, risks, charges, and expenses carefully before investing. Obtain a copy of each Fund’s current prospectus for more complete information on these and other topics by calling 1-800-762-6814 or at www.domini.com. Please read the prospectus carefully before investing or sending money.

Past performance is no guarantee of future results. The Domini Funds are subject to market risks and are not insured. Investment return, principal value, and yield will fluctuate so that an investor’s shares when redeemed may be worth more or less than their original cost. You may lose money.

The Domini Social Bond Fund is subject to market risks, including interest rate and credit risks. During periods of rising interest rates, bond funds can lose value. The Domini Social Bond Fund currently holds a large percentage of its portfolio in mortgage-backed securities. During periods of falling interest rates, mortgage-backed securities may prepay the principal due, which may lower the Fund’s return by causing it to reinvest at lower interest rates. Some of the Domini Social Bond Fund's community development investments may be unrated and carry greater credit risks than its other investments.

The Domini Social Bond Fund may hold a substantial portion of its assets in the direct obligations of U.S. government agencies and government-sponsored entities, including Fannie Mae and Freddie Mac, and in the mortgage-backed securities of Government National Mortgage Association (Ginnie Mae), Fannie Mae, and Freddie Mac. Ginnie Mae is a wholly owned government corporation that guarantees privately issued securities backed by pools of mortgages insured by the Federal Housing Administration, the Department of Veterans Affairs, and the Department of Agriculture under the Rural Housing Service Program. Fannie Mae and Freddie Mac are government-chartered, but shareholder-owned, corporations whose mandate is to enhance liquidity in the secondary mortgage markets. (Ginnie Maes are guaranteed by the full faith and credit of the U.S. Treasury as to the timely payment of principal and interest. Freddie Macs and Fannie Maes are backed by their respective issuer only, and are not guaranteed or insured by the U.S. government or the U.S. Treasury.)

Investing internationally involves special risks, such as currency fluctuations, social and economic instability, differing securities regulations and accounting standards, limited public information, possible changes in taxation, and periods of illiquidity.

The composition of the Funds’ portfolios is subject to change. Obtain a copy of the Funds’ most recent Annual or Semi-Annual Report, containing a complete description of each Fund’s portfolio at www.domini.com or by calling 1-800-762-6814.

Unlike a mutual fund, the rate of return for the Domini Money Market Account is determined by ShoreBank and will vary from time to time. The Domini Social Equity Fund, Domini Social Bond Fund, Domini Institutional Social Equity Fund, and Domini European Social Equity Fund are not affiliated with any bank and are not insured by the FDIC.

Domini, at its discretion, may choose to apply different criteria, or to modify the application of the criteria discussed above, to the Domini Funds, at any time, without shareholder approval. Please see the Funds’ most current prospectus for more information. The Global Investment Standards are Copyright © 2006 by Domini Social Investments LLC. All rights reserved.

DSIL Investment Services, LLC, Distributor. 07/06

DOMINI FUNDS PROXY

OVERVIEW and FAQ

Overview of Proxy Statement

A Special Meeting of Shareholders of the Domini Social Equity Fund, the Domini European Social Equity Fund and the Domini Social Bond Fund (together, at times referred to below as the “Funds,” and individually as a “Fund”) will be held at Bingham McCutchen LLP, 150 Federal Street, 16th Floor, Boston, Massachusetts, on August 15, 2006, at 11:00 am, Eastern Time, to vote on the following proposals:

Proposal 1.	To elect a Board of Trustees for each Fund (all shareholders)
Proposal 2.	To approve a new Management Agreement with Domini Social Investments LLC (shareholders of the Domini Social Equity Fund only)
Proposal 3.	To approve a Submanagement Agreement with Wellington Management Company, LLP (shareholders of the Domini Social Equity Fund only)
Proposal 4.	To authorize the Trustees of each Fund to select and change submanagers and enter into submanagement agreements without the approval of shareholders (all shareholders)

Domini Funds’ shareholders who were invested in any of the funds as of June 1, 2006 are entitled to vote. If you believe you are entitled to vote, but have not received your proxy materials, please call us at 1-800-423-2107.

We encourage you to read the proxy statement carefully before casting your vote. We have prepared the following questions and answers to help make your decision easier. If you have any further questions, please feel free to call us at

1-800-423-2107.

Frequently Asked Questions

Q.

Why are shareholders of the Domini Social Equity Fund being asked to approve a new Management Agreement with Domini Social Investments LLC (Proposal 2) and a Submanagement Agreement with Wellington Management Company, LLP (Proposal 3)?

A.	These proposals are presented in order to effect a change in strategy for the Domini Social Equity Fund.

Currently, the Domini Social Equity Fund is a passively managed index fund. It must continue to invest in the stocks of the companies included in the Domini 400 Social IndexSM (“the “Index”) in exactly the same proportion as the Index, regardless of how the Index is performing. Management cannot shift the Fund’s portfolio concentration from one industry to another or from one stock to another, to enhance performance.

Domini Social Investments LLC (“Domini”), the Fund’s manager, believes that shareholders would be better served by an active investment strategy. An active investment strategy would provide management with the flexibility to adjust the portfolio as market conditions change. The Fund will continue to seek to provide shareholders with long-term total return.

Domini believes that an active investment strategy will allow the Fund to more effectively capitalize on the strengths of social and environmental investment standards. Domini’s review of the long-term track record of the Fund demonstrates that social and environmental analysis has led to strong individual stock selection. Domini believes that social and environmental standards help to identify companies that are led by forward-looking management teams, with positive corporate cultures, and that these companies make better long-term investments. A passive investment strategy, however, limits the Fund’s ability to capitalize on this stock selection advantage, because it requires that the Fund invest in the stocks of all of the companies included in the Index, in exactly the same proportion as the Index.

Domini and Wellington Management Company, LLP (“Wellington Management”) have developed a strategy that is designed to combine the strength of Domini’s social and environmental standards with Wellington Management’s quantitative investment analysis. Domini believes that this new approach will generate positive financial returns to shareholders, while remaining consistent with the Fund’s unwavering commitment to socially responsible investing.

In order to effect this new strategy, Fund shareholders are being asked to approve a new management agreement with Domini, which includes an increase in fees, and the submanagement agreement with Wellington Management, in each case as discussed below.

There is no guarantee that the Fund will be able to achieve its investment objective. The Fund is subject to market risks, and is not insured. Actively managed funds carry different risks than index funds, including the risk that higher portfolio turnover may generate higher taxable distributions to shareholders. There is also a risk that the quantitative model that the submanager uses to select stocks may fail to produce the intended results.

Q.	Will this proposed change affect the Fund’s commitment to socially responsible investing?

A.

No. Domini has no intention of changing its steadfast commitment to socially responsible investing. The proposed new investment strategy reflects Domini’s strong belief that the use of social and environmental standards to select investments leads to better stock picking (as well as more responsible corporate behavior). The new strategy that Domini is proposing is designed to strengthen the use of social and environmental standards. The new strategy is also designed to allow the Fund to maintain its strong commitment to shareholder activism.

Domini will maintain exclusive control over the definition and application of its social and environmental standards. Wellington Management will not be permitted to purchase any securities that have not been approved by Domini.

Q.	If Proposals 2 and 3 are approved, how will securities be selected for the Fund?

A.	The proposed investment process consists of two basic components – Domini’s social and environmental analysis and Wellington Management’s quantitative approach.

Domini’s in-house research department will analyze a universe of approximately 1,000 of the largest U.S. companies using Domini’s social and environmental standards. These standards are maintained by a Standards Committee that includes Amy Domini, Domini’s Founder and CEO, and Steven Lydenberg, Domini’s Chief Investment Officer. Domini will provide Wellington Management with a list of securities that it determines are consistent with these standards. Domini will periodically review and update this list of approved stocks based on its ongoing social and environmental analysis.

As submanager for the Fund, Wellington Management will employ an active investment strategy seeking to provide shareholders with long-term total return by investing primarily in stocks of U.S. companies that have been approved by Domini.

Wellington Management will seek to add value using a diversified quantitative stock selection approach, while managing risk through portfolio construction. Using a proprietary quantitative model, Wellington Management will rank securities according to value and momentum characteristics, and will seek to invest in those stocks that it believes are undervalued by the market and whose fundamental and technical momentum attributes are attractive. Wellington Management will also use optimization techniques designed to reduce industry and sector biases.

There will be no requirement that every security that is approved by Domini for investment be owned by the Fund. However, as noted above, Wellington Management will not be permitted to purchase any securities that have not been approved by Domini.

The Fund’s performance benchmark will remain the S&P 500.

Q.	If the new Management Agreement with Domini is approved, will shareholders of the Domini Social Equity Fund pay higher expenses?

A.

Yes. Because Domini will need to pay more in submanagement fees and will be providing additional services with respect to the management of the Domini Social Equity Fund, Domini is proposing to increase its fees. This will result in an increase in the expenses that shareholders will pay. Domini believes that the new active investment strategy it is proposing will result in enhanced financial returns to shareholders and that the proposed expenses are fair and reasonable.

Please note that if the new management agreement and the submanagement agreement with Wellington Management are approved, Domini will contractually agree to cap expenses for the Investor share class to 1.15% until at least November 30, 2007, subject to annual renewal.

The Fund’s Board of Trustees has carefully reviewed a comparison between the proposed fees (both before and after giving effect to the proposed expense cap) and the fees of similar funds. In its review, the

Board noted that the proposed expenses to shareholders are below the industry average of the relevant peer group. In addition, during its review of the submanagement agreement between Domini and

Wellington Management (the subject of Proposal 3), the Board evaluated Wellington Management’s fees and the fees other funds of comparable size pay for submanagement services. A more complete discussion of the factors considered by the Board of Trustees is provided in Part 2 of the proxy statement.

The Board of Trustees has determined that the proposed fees are fair and reasonable to Fund shareholders.

Q.	Why are shareholders of the Domini Social Equity Fund being asked to approve the submanagement agreement with Wellington Management Company, LLP?

A.

In order to effect the change in strategy discussed above, Wellington Management is being proposed as the new submanager of the Domini Social Equity Trust (the fund in which the Domini Social Equity Fund invests substantially all of its assets). If the new management agreement and the submanagement agreement with Wellington Management are approved, Wellington Management will replace SSgA Funds Management, Inc. as the submanager of the Domini Social Equity Trust on November 30, 2006.

As of April 30, 2006, Wellington Management managed approximately $550 billion in assets, and has been in operation for more than 70 years. Wellington Management is the submanager of the Domini European Social Equity Trust, and manages approximately $24.2 billion in assets subject to social or environmental standards, as of March 31, 2006.

The Board of Trustees carefully reviewed Wellington Management’s capabilities and track record and unanimously approved its selection. Domini and the Board believe that Wellington Management will be able to provide the Domini Social Equity Trust with strong, long-term service.

Q.	Why are shareholders of each Fund being asked to authorize the Trustees to select and change submanagers and enter into submanagement agreements in the future without the approval of shareholders?

A.

The intention of this proposal is to provide the Trustees the flexibility to change a Fund’s submanager in the future, should this be deemed necessary, without having to go through the substantial time and expense of a shareholder proxy. Approval of this proposal will facilitate the efficient supervision and management of the Funds by Domini and the

Trustees. Any proposed submanager changes would still need to be reviewed and approved by the Trustees. This proposal would not give Domini the authority to replace a submanager without Trustee approval.

In addition to shareholder approval of Proposal 4, each Fund will need to obtain exemptive relief from the Securities and Exchange Commission for its Trustees to be able to select and change investment submanagers and enter into investment submanagement agreements in the future without shareholder approval.

Please note that this proposal would not permit the Trustees to replace Domini Social Investments LLC as the investment manager of any of the Funds without complying with the Investment Company Act of 1940 and applicable regulations governing shareholder approval of investment advisory contracts.

Q.	What is the role of the Board of Trustees?

A.

The Board of Trustees has the important responsibility of protecting your interests as a Domini Funds shareholder. One board consisting of seven individuals, six of whom are “independent”, oversees the operations of each of the Funds. The Trustees act as your representatives, and base their decisions on your best interests as a Fund shareholder. In addition, the independent Trustees are represented by independent legal counsel to provide counsel and guidance in connection with determining the best interests of shareholders.

Proposal 1 seeks your approval of the current Board of Trustees. You may read their biographies and learn more about the Board in Part 2 of the proxy statement.

Q.	How does the Board of Trustees recommend that I vote?

A.

The Board of Trustees has carefully reviewed each of the proposals presented in the proxy statement, and unanimously recommends that shareholders vote FOR each proposal on the enclosed proxy card(s). A discussion of the factors that the Trustees considered before granting their approval is included in Part 2 of the proxy statement.

Q.	How do I vote?

A.	You can vote one of four ways:

1.	Mail: Complete, sign and mail your proxy card using the enclosed postage-paid envelope.
2.	Phone: Call the toll-free number printed on your proxy card and follow the instructions.
3.	Online: Visit the web address printed on your proxy card, and follow the instructions.
4.	In person at the Special Meeting of Shareholders.

Q.	I am not a shareholder of all of the Funds. How do I know which proposals to vote on?

A.	Please refer to the table in Part 1 of the proxy statement to determine which proposals apply to you.

This brochure is an excerpt from the complete proxy materials sent to eligible Domini Funds shareholders. The proxy statement contains important information. You are strongly encouraged to read the proxy statement carefully and completely before casting your vote. The proxy statement is available free of charge by calling Domini at 1-800-582-6757 or 1-800-423-2107; online at www.domini.com/common/pdf/Domini_Proxy_2006.pdf or at the website of the Securities and Exchange Commission, www.sec.gov.

P.O. Box 9785

Providence, RI 02940

1-800-582-6757

www.domini.com